Exhibit 4.16

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws, stockholders agreement and our annual report on Form 10-K.

Description of Capital Stock

Authorized Shares

The Company's authorized shares are 1,100,000,000 shares of capital stock, $0.01 par value per share, consisting of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock (the “Preferred Stock”). The Preferred Stock is issuable in one or more classes and series, with preferences, rights, restrictions and qualifications as established by the Board of Directors of the Company without shareholder approval, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights. No shares of Preferred Stock are outstanding.

Dividends

Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds available, subject to the rights of any holders of Preferred Stock.

Voting Rights

Each holder of common stock is entitled to one vote per share and is entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights. As a result, under the Delaware General Corporation Law (the “DGCL”), the holders of more than one-half of the outstanding shares of common stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any director, subject to any voting rights held by holders of our Preferred Stock.

Liquidation Rights

Upon liquidation of the Company, holders of common stock are entitled to share equally in any distribution of the Company’s assets after provision for the Company’s liabilities and the liquidation preference of any outstanding Preferred Stock.

Absence of Other Rights

Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights, redemption or sinking fund provisions. Our outstanding common stock is fully paid and non-assessable.

Exchange Listing

Our common stock is traded on the Nasdaq Stock Market under the symbol “AMTD.”

Exhibit 4.16

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A..

Anti-Takeover Effects of Certain Provisions of the Stockholders Agreement

TD is permitted under the stockholders agreement to exercise voting rights on up to 45% of our outstanding shares of common stock until termination of the stockholders agreement (January 24, 2021). If our stock repurchases cause TD's ownership percentage to exceed 45%, TD is required to use reasonable efforts to sell or dispose of such excess stock, subject to TD's commercial judgment as to the optimal timing, amount and method of disposition with a view to maximizing proceeds from such sales. TD has no obligation to reduce its ownership percentage to 45% by the termination of the stockholders agreement. However, prior to and following the termination of the stockholders agreement, TD is required to vote any such excess stock on any matter in the same proportions as all the outstanding shares of stock held by holders other than TD and its affiliates are voted. The ownership position and governance rights of TD could discourage a third party from proposing a change of control or other strategic transaction concerning TD Ameritrade. As a result, our common stock could trade at prices that do not reflect a “takeover premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as TD’s ownership interest.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that may delay, defer, discourage or prevent a change in control of the Company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders. These provisions include:

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Classified board of directors. In accordance with the terms of our certificate of incorporation, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The classification of the board of directors may have the effect of making it more difficult for stockholders to change the composition of the board of directors.

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No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.

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Requirements for removal of directors. Our certificate of incorporation provides that, unless a “termination event” (as defined in the certificate of incorporation) has occurred, directors may only be removed for cause by the affirmative vote of the holders of a majority of our outstanding shares of common stock.

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Special meeting of stockholders. Our certificate of incorporation provides that special meetings of the stockholders may only be called by the secretary of the Company at the direction of a majority of the directors of the Company or upon the request of stockholders owning of record 25% or more of our outstanding shares of common stock.

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No stockholder action by written consent. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Exhibit 4.16

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Stockholder advance notice procedures. Our bylaws establish advance notice procedures with respect to stockholders proposals and the nominations of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.

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Exclusive forum. Our certificate of incorporation designates a state or federal court located within the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders. Although we believe this provision benefits us by providing greater consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

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Supermajority approval requirements. Certain amendments to our certificate of incorporation or bylaws require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our capital stock entitles to vote thereon.

Anti-Takeover Effects of Certain Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, which generally may have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for our common stock. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder unless:

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the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the time the interested stockholder obtained such status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock.

Description of Debt Securities

The Company has previously filed a registration statement on Form S-3 (File No. 333-185286), which was filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2012, as amended by the post-effective registration statement on Form S-3 (File No. 333-185286) which was filed with the SEC on September 29, 2014 and covers the issuance of the Company’s 3.625% Notes due 2025 (the “2025 notes”) and the 2.950% Notes due 2022 (the “2022 notes”) and has an effective registration statement on Form S-3 (File No. 333-220513), which was filed with the SEC on September 18, 2017 and

Exhibit 4.16

covers the issuance of the Company’s 2.750% Notes due 2029 (the “2029 notes”), the 3.300% Notes due 2027 (the “2027 notes”), the 3.750% Notes due 2024 (the “2024 notes”), and the Variable-rate Notes due 2021 (the “2021 notes” and together with the 2022 notes, the 2024 notes, the 2025 notes, the 2027 notes and the 2029 notes, the “notes”). The notes are governed by a base indenture dated October 22, 2014 between the Company and U.S. Bank National Association, as trustee (the “base indenture), as supplemented by the applicable supplemental indenture governing a particular series of notes (as so supplemented, the “indenture”). This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture and the notes, including definitions of certain terms used in the indenture and the notes. References herein to the terms “we” and “us” mean the Company. References herein to the term “indenture” mean the applicable indenture for the particular series of notes being described.

General

The notes are our unsecured, unsubordinated obligations, and rank equally in right of payment with all of our existing and future unsubordinated indebtedness. The notes are effectively subordinated to our existing and future secured debt, to the extent of the value of the collateral securing such debt, and are structurally subordinated to all existing and future obligations of our subsidiaries.
The notes were issued only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).
Principal, Maturity and Interest
We initially issued $600 million aggregate principal amount of the 2021 notes, which remains the aggregate principal amount outstanding.
We initially issued $750 million aggregate principal amount of the 2022 notes, which remains the aggregate principal amount outstanding.
We initially issued $400 million aggregate principal amount of the 2024 notes, which remains the aggregate principal amount outstanding.
We initially issued $500 million aggregate principal amount of the 2025 notes, which remains the aggregate principal amount outstanding.
We initially issued $800 million aggregate principal amount of the 2027 notes, which remains the aggregate principal amount outstanding.
We initially issued $500 million aggregate principal amount of the 2029 notes, which remains the aggregate principal amount outstanding.
The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may in the future from time to time, without notice to or consent of the holders of the notes, create and issue additional debt securities having the same terms and conditions as a series of the notes (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with such series of notes in all respects. If issued, any such additional debt securities will become part of the same series of notes; provided,

Exhibit 4.16

however, in certain circumstances, the additional debt securities will have a separate CUSIP number. No additional notes may be issued if any event of default has occurred and is continuing with respect to the notes.
Certain Interest Provisions Relating to the 2021 Notes:
The 2021 notes will mature on November 1, 2021. If the maturity date of the 2021 notes falls on a day that is not a business day, we will postpone the payment of principal and interest on such 2021 notes to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of such 2021 notes will not be entitled to any further interest or other payments with respect to such postponement.
The 2021 notes will accrue interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 0.430% per annum. Interest on the 2021 notes will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.
Interest on the 2021 notes is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, and on the maturity date and any redemption date, commencing on February 1, 2019 (a “floating rate interest payment date”), to the persons in whose names such 2021 notes are registered on the preceding January 15, April 15, July 15 or October 15, as the case may be (whether or not a business day); provided, however, that interest payable on the maturity date or any redemption date is payable to the persons to whom the principal of such 2021 notes is payable. If a floating rate interest payment date (other than any maturity date or any earlier redemption date) is not a business day, then such floating rate interest payment date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case the floating rate interest payment date shall be the immediately preceding business day. If the maturity date or any earlier redemption date of any 2021 notes falls on a day that is not a business day, the payment of principal and interest, if any, otherwise payable on such date will be postponed to the next succeeding business day, and no interest on such payment will accrue from and after the maturity date or earlier redemption date, as applicable.
The 2021 notes bear interest for each interest period at a rate determined by U.S. Bank National Association, acting as calculation agent. The interest rate on 2021 notes for each day of an interest period is a rate equal to LIBOR as determined on the interest determination date plus the amount, per year, described above.
The interest rate for each interest period is reset on February 1, May 1, August 1 and November 1 of each year (each such date, an “interest reset date”), and was set for the initial interest period on the date of original issuance of the 2021 notes. If any interest reset date would otherwise be a day that is not a business day, such interest reset date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such interest reset date shall be the immediately preceding business day. The initial interest period for the 2021 notes was the period from and including the original issuance date of the 2021 notes to, but excluding, the first interest reset date. Thereafter, an “interest period” shall mean the period from and including an interest reset date to, but excluding, the next succeeding interest reset date and, in the case of the last such period, from and including the interest reset date immediately preceding the maturity date of the 2021 notes or any earlier redemption date of the 2021 notes, as the case may be, to, but excluding, such maturity date or earlier redemption date.

Exhibit 4.16

The interest determination date for the initial interest period was the date that was the second London business day preceding the date of original issuance of the 2021 notes and for any other interest period is the second London business day preceding the relevant interest reset date. A ‘‘London business day’’ is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Promptly upon determination, the calculation agent will inform us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be conclusive and binding on the holders of the 2021 notes, the trustee and us. So long as LIBOR is required to be determined with respect to the 2021 notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail to duly establish LIBOR for any interest period, or that we propose to remove such calculation agent, we shall appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.
On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, or if “Reuters Page LIBOR01” is not available at such time, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”
Subject to the immediately following paragraph, if no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide to the calculation agent a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide to the calculation agent a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.
Notwithstanding the paragraph immediately above, if the Company, in its sole discretion, determines that LIBOR has been permanently or indefinitely discontinued and the Company has notified the calculation agent of such determination (a “LIBOR event”), the calculation agent will use, as directed by the Company, as a substitute for LIBOR (the “alternative rate”) for each future floating rate interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the calculation agent will, as directed by the Company, make such adjustments to the alternative rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“adjustments”), in each case that are consistent with market practice for the use of such alternative rate. Notwithstanding the foregoing, if the Company determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, the Company may, in its sole discretion, appoint an independent financial advisor (“IFA”) to

Exhibit 4.16

determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be conclusive and binding on the Company, the calculation agent, the trustee and the holders of 2021 notes. If a LIBOR event has occurred, but for any reason an alternative rate has not been determined or there is no such market practice for the use of such alternative rate (and, in each case, an IFA has not determined an appropriate alternative rate and adjustments), the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.
The amount of interest for each day that the 2021 notes of any series are outstanding (the “daily interest amount”) is calculated by dividing the floating interest rate in effect for such day for such series by 360 and multiplying the result by the principal amount of the 2021 notes of such series. The amount of interest to be paid on the 2021 notes for any interest period is calculated by adding the daily interest amounts for each day in such interest period. The interest rate on the 2021 notes is limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application. All percentages resulting from any calculation of any interest rate for the 2021 notes are rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts are rounded to the nearest cent, with one-half cent being rounded upward. Upon prior written request from any holder of the 2021 notes, the calculation agent will provide the interest rate in effect on the 2021 notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.
Certain Interest Provisions Relating to the 2022 Notes, the 2024 Notes, the 2025 Notes, the 2027 Notes and the 2029 Notes (together the “Fixed Rate Notes”):
The 2022 notes mature on April 1, 2022 and accrue interest at a rate per year equal to 2.950%. Interest on the 2022 notes accrues from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.
The 2024 notes will mature on April 1, 2024 and will accrue interest at a rate per year equal to 3.750%. Interest on the 2024 notes will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.
The 2025 notes mature on April 1, 2025 and accrue interest at a rate per year equal to 3.625%. Interest on the 2025 notes accrues from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.
The 2027 notes mature on April 1, 2027and accrue interest at a rate per year equal to 3.300%. Interest on the 2027 notes accrues from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.
The 2029 notes will mature on October 1, 2029 and accrue interest at a rate per year equal to 2.750%. Interest on the 2029 notes will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.
The amount of interest payable on the fixed rate notes is computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any day on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the

Exhibit 4.16

same force and effect as if made on such date. Interest on the fixed rate notes is payable semi-annually in arrears on April 1 and October 1 of each year, to the persons in whose names such notes are registered at the close of business on the preceding March 15 or September 15, as the case may be (whether or not a business day). Interest that we pay on the maturity date of any series of fixed rate notes is paid to the person to whom the principal will be payable.
If the maturity date of any series of the fixed rate notes falls on a day that is not a business day, we will postpone the payment of principal and interest on such series of notes to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of such notes will not be entitled to any further interest or other payments with respect to such postponement.
No Sinking Fund
The notes are not entitled to any sinking fund.
Optional Redemption of the 2021 Notes:
The 2021 notes are redeemable, in whole or in part, at any time on or after October 2, 2021 (30 days prior to the maturity of the 2021 notes) (the “2021 notes par call date”) at a redemption price equal to 100% of the principal amount of the 2021 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.
Notwithstanding the foregoing, installments of interest on any 2021 notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the 2021 notes and the indenture.
Optional Redemption of the Fixed Rate Notes:
With respect to the 2022 notes, prior to February 1, 2022 (two months prior to the maturity date of the notes), the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed, and

(ii)
as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after February 1, 2022 (two months prior to the maturity date of the notes), the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

Exhibit 4.16

With respect to the 2024 notes, prior to March 2, 2024 (30 days prior to the maturity date of the 2024 notes) (the “2024 notes par call date”), the 2024 notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the 2024 notes to be redeemed, and

(ii)
as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portions of such payments of interest accrued and unpaid as of the redemption date) assuming that such 2024 notes matured on the 2024 notes par call date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 15 basis points, plus in each case of (i) and (ii), accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the 2024 notes par call date, the 2024 notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2024 notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.
With respect to the 2025 notes, prior to January 1, 2025 (three months prior to the maturity date of the notes), the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed, and

(ii)
as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after January 1, 2025 (three months prior to the maturity date of the notes), the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.
With respect to the 2027 notes, prior to  January 1, 2027 (three months prior to the maturity date of the notes) the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed, and

(ii)
as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portions of such payments of interest accrued and unpaid as of the redemption date) assuming that such notes matured on January 1, 2027, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 20 basis points,

Exhibit 4.16

plus in each case of (i) and (ii), accrued and unpaid interest thereon to, but not including, the redemption date.
On or after January 1, 2027 (three months prior to the maturity date of the notes), the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.
With respect to the 2029 notes, prior to July 1, 2029 (three months prior to the maturity date of the notes) (the “2029 notes par call date”), the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed, and

(ii)
as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portions of such payments of interest accrued and unpaid as of the redemption date) assuming that such notes matured on the 2029 notes par call date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 20 basis points, plus, in each case of (i) and (ii), accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the 2029 notes par call date, the notes are redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.
Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.
For purposes of the “—Optional Redemption of the Fixed Rate Notes” the following definitions are applicable:
“comparable treasury issue” means that United States Treasury security selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term (as measured from the redemption date and (A) with respect to the 2024 notes, assuming, for this purpose, that the 2024 notes matured on the 2024 notes par call date and (B) with respect to the 2029 notes, assuming, for this purpose, that the 2029 notes matured on the 2029 notes par call date) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes ((A) with respect to the 2024 notes, assuming, for this purpose, that the 2024 notes matured on the 2024 notes par call date and (B) with respect to the 2029 notes, assuming, for this purpose, that the 2029 notes matured on the 2029 notes par call date).
“comparable treasury price” means, with respect to any redemption date, (i) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such

Exhibit 4.16

reference treasury dealer quotations, or (ii) if the quotation agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.
“quotation agent” means a reference treasury dealer appointed by us.
“reference treasury dealer” means, with respect to the (A) 2022 notes, “reference treasury dealer” means each of (i) J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates that are primary U.S. Government securities dealers in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another Primary Treasury Dealer, and (ii) at least two other Primary Treasury Dealers selected by us, (B) 2024 notes, (i) each of Barclays Capital Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC or any of their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another Primary Treasury Dealer, and (ii) at least two other Primary Treasury Dealers selected by us, (C) 2025 notes, each of (i) Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another Primary Treasury Dealer, and (ii) at least one other Primary Treasury Dealer selected by us, (D) 2027 notes, (i) each of Barclays Capital Inc. and Wells Fargo Securities, LLC or any of their respective affiliates that is a primary U.S. Government securities dealers in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another Primary Treasury Dealer, and (ii) at least two other Primary Treasury Dealers selected by us and (E) 2029 notes, (i) each of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC or any of their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), and their respective successors, (ii) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. and its successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another Primary Treasury Dealer, and (iii) at least two other Primary Treasury Dealers selected by us.
“reference treasury dealer quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.
General Redemption Provisions Relating to all Notes:
Notice of any redemption will be mailed or sent electronically (A) with respect to the 2022 notes, the 2025 notes and the 2027 notes, at least 30 days and (B) with respect to the 2021 notes, the 2024 notes

Exhibit 4.16

and the 2029 notes, at least 15 days, but not more than 60 days, before the redemption date to each registered holder of notes to be redeemed, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Once notice of redemption is mailed or sent electronically, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.
We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.
If less than all of the notes are to be redeemed at any time, and if the notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply. If the notes are not global notes held by DTC, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.
Limitations on Liens
As long as any of the notes are outstanding, we will not, and will not permit any of our Subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, in each case on the voting securities of TD Ameritrade Online Holdings Corp., TD Ameritrade Clearing, Inc. and TD Ameritrade, Inc. (A) with respect to the 2022 notes, the 2025 notes and the 2027 notes, without securing the notes to the same extent and (B) with respect to the 2021 notes, the 2024 notes and the 2029 notes, unless we shall cause the notes to be secured equally and ratably with (or, at our option, prior to) any indebtedness secured thereby. However, the indenture will permit liens on the voting stock of such Subsidiaries without securing the notes if the liens arise because of:

•	claims against us for taxes or assessments or other governmental charges or levies that are not then due and delinquent, that we are contesting in good faith, or that are for less than $1 million;

•	litigation or legal proceedings that we are contesting in good faith or that involve claims against us for less than $1 million;

•	deposits to secure, or in place of, any surety, stay, appeal or customs bonds; or

•	any other reason if our Board of Directors determines that the lien will not materially detract from or interfere with the present value or control by us of the voting stock subject to the lien.
When a lien securing indebtedness for borrowed money that gave rise to this covenant’s requirement that the notes be secured to the same extent is released or terminated, as the case may be, by

Exhibit 4.16

the holder or holders thereof, then the corresponding lien that secures the notes will be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any person.
Merger or Consolidation
As long as any debt securities are outstanding, we may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another person, unless:

•
either (a) we are the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity is a corporation or limited liability company organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

•
the surviving or successor entity (if other than the Company) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;

•	immediately after completion of the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

•
the surviving or successor entity shall have delivered to the trustee an opinion of counsel stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another person. However, this restriction on mergers and consolidations shall not apply to:

•	a merger of the Company with an affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

•	any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and its Subsidiaries.
Reports by the Company
We will file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Filing of any such annual report, information, documents and such other reports on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC is deemed to satisfy this requirement.
Events of Default
“event of default” means, with respect to a series of debt securities, any of the following events:

Exhibit 4.16

•	failure to pay interest on the debt securities of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of such series when due;

•
failure to comply with any covenant or other agreement in the indenture or any term in the debt securities for 60 days after we receive notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding voting as a single class;

•
certain events of bankruptcy, insolvency or reorganization of the Company or any of our Subsidiaries that is a significant subsidiary or any group of our Subsidiaries that, taken together, would constitute a significant subsidiary; or

•	any other event of default provided with respect to debt securities of such series pursuant to the indenture.
In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, any subsidiary of the Company that is a significant subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a significant subsidiary, all outstanding debt securities of each series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a particular series may declare all the debt securities of such series to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or premium, on such debt securities, if any.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture with respect to any series of debt securities at the request or direction of any holders of such series of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a debt security of a particular series may pursue any remedy with respect to the indenture or such series of debt securities unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series have requested the trustee to pursue the remedy;

(3)	such holders have offered security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

Exhibit 4.16

(5)
holders of a majority in aggregate principal amount of the then outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series by notice to the trustee may, on behalf of the holders of all of the debt securities of such series, rescind an acceleration or waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of such series.
We are required to deliver to the trustee annually a certificate regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.
Modification or Waiver
We and the trustee may at any time and from time to time, amend the indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

•
to effect the assumption of our obligations under the indenture by (A) with respect to the 2022 notes and the 2025 notes, a successor corporation or (B) with respect to the 2021 notes, the 2024 notes, the 2027 notes or the 2029 notes, a successor person;

•	to impose additional covenants and events of default or to add guarantees of any person for the benefit of the holders of any series of debt securities;

•
to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities of any series in registered form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of such series or related coupons in any material respect;

•
to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities of any series;

•
to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;

•
to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•
to cure any ambiguity, to correct or supplement any other provision therein, or to make any other provisions with respect to matters or questions arising under the indenture; provided that, such action pursuant to this clause shall not adversely affect the interests of the holders of outstanding debt securities of any series in any material respect;

Exhibit 4.16

•
to conform the text of the indenture or the debt securities to any provision of a description of such debt securities appearing in a prospectus or a prospectus supplement to which such debt securities were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture or the debt securities; and

•	to comply with requirements of the SEC in order to effect or maintain the qualification of this indenture under the Trust Indenture Act.
In addition, (A) with respect to the 2022 notes and the 2025 notes, we and (B) with respect to the 2021 notes, the 2024 notes, the 2027 notes or the 2029 notes, we and the trustee may modify the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of debt securities of such series under, the indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

•
change the stated maturity of the principal of, or any installment of interest on, the debt securities of any series or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the debt securities of any series following maturity thereof;

•	reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any waiver of defaults or compliance with certain provisions of the indenture; and

•
modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby.

A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.
The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, premium, if any, or interest on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any event of default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.
We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver

Exhibit 4.16

becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.
Discharge, Legal Defeasance and Covenant Defeasance Relating to the 2022 and 2025 Notes
We may be discharged from all of our obligations with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

•
either (i) all the debt securities of such series and related coupons, if any, have been delivered to the trustee for cancellation, or (ii) all the debt securities of such series and related coupons, if any, not delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee;

•
and we, in the case of clause (ii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars or the equivalent in U.S. government securities sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to our Company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with.

We may elect (i) to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the indenture) or (ii) to be released from our obligation to comply with certain of the provisions of the indenture described above under “—Merger or Consolidation” with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•
we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, and interest on the outstanding debt securities of such series when due;

•	such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest with respect to the debt securities of such series;

Exhibit 4.16

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•
on the date of such deposit, there is no continuing event of default with respect to the debt securities of such series or event (including such deposit) which, with notice or lapse of time or both, would become an event of default with respect to the debt securities of such series and, with respect to the option under clause (i) above only, no event of default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•
solely in the case of clause (i) above, we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an event of default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under “—Merger or Consolidation” with respect to those debt securities will be reinstated.
Discharge, Legal Defeasance and Covenant Defeasance Relating to the 2021 Notes, the 2024 Notes, the 2027 Notes and the 2029 Notes
The indenture will cease to be of further effect with respect to the outstanding debt securities of any series when:

•
(i) we have paid or caused to be paid the principal of, premium, if any, and interest on all the debt securities as and when such debt securities shall have become due and payable, (ii) all the debt securities of such series shall have been delivered to the trustee for cancellation or (iii) all the debt securities of such series not delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year (or, in the case of securities that pay interest at a floating rate, within the remaining term of the then current interest period) or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we, in the case of clause (iii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars or the equivalent in U.S. government securities sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

Exhibit 4.16

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with.

We may elect to be discharged from our obligations with respect to the outstanding debt securities of any series when:

•
we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of (x) all principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series when due and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series when due;

•
such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest (within the meaning of Section 3.10(b) of the Trust Indenture Act) with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•
on the date of such deposit, (i) there is no continuing event of default or event (including such deposit) which, with notice or lapse of time or both, would become an event of default with respect to the debt securities of such series and (ii) no event of default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•
we have delivered to the trustee (x) an opinion of counsel, by counsel of recognized standing in respect of U.S. federal income tax matters, to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of any deposit of funds described above and will be subject to U.S. federal income tax on the same amount and in the

•
same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel.

We may choose to be released from our obligation to comply with any agreement in the indenture (except (i) the covenant to pay, when due, interest on the debt securities and (ii) the covenant to pay, when due, the principal of, or premium, if any, on the debt securities) with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•
we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series (i) money in an amount, or (ii) U.S. government securities which through the payment

Exhibit 4.16

of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to in subclause (x) or (y) below money in an amount or (iii) any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee (x) the principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series when due and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series when due;

•
on the date of such deposit, no event of default or event (including such deposit) which, with notice or lapse of time or both, would become an event of default with respect to the debt securities of such series shall have occurred and be continuing;

•
such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest (within the meaning of Section 310(b) of the Trust Indenture Act) with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound; and

•
we have delivered to the trustee (x) an opinion of counsel, by counsel of recognized standing in respect of U.S. federal income tax matters, to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of any deposit of funds described above and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel.

Notwithstanding the foregoing, if we exercise this option and an event of default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the agreements in the indenture with respect to those debt securities will be reinstated.
Trustee and Paying Agent and Calculation Agent
The trustee under the indenture is U.S. Bank National Association.
The agent for the payment, transfer and exchange of the notes and, with respect to the 2021 notes, the calculation agent, is U.S. Bank National Association.
Governing Law
The base indenture, the supplemental indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

Exhibit 4.16

Certain Definitions
“affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled” and “under common control with”) when used with respect to any specified person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the voting stock of a person will be deemed to be control.
“board of directors” means:
(1)     with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act for the corporation;
(2)     with respect to a partnership, the board of directors of the general partner of the partnership;
(3)     with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)     with respect to any other person, the board or committee of such person serving a similar function.
“capital stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;
but excluding from all of the foregoing any debt securities convertible into capital stock, whether or not such debt securities include any right of participation with capital stock.
“governmental authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or other entity of whatever nature.
“significant subsidiary” means, at any time, any subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated by the SEC pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date of the indenture, determined based upon the Company’s most recent consolidated financial statements for the most recently completed

Exhibit 4.16

fiscal year as set forth in the Company’s Annual Report on Form 10-K (or 10-K/A) filed with the SEC; provided that in the case of a subsidiary formed or acquired after the date of the indenture, the determination of whether such subsidiary is a significant subsidiary shall be made on a pro forma basis based on the Company’s most recent consolidated financial statements for the most recently completed fiscal quarter or fiscal year, as applicable, as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K/A), as applicable, filed with the SEC.
“subsidiary” means, with respect to any specified person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person or (b) the only general partners of which are that person or one or more subsidiaries of that person (or any combination thereof).

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the board of directors of such Person.